UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 8, 2006

 CENTURY PROPERTIES GROWTH FUND XXII

 (Exact name of Registrant as specified in its charter)

            California

  0-13418

  94-2939418

 (State or other jurisdiction

(Commission

     (I.R.S. Employer

 of incorporation or

File Number)

  Identification Number)

           organization)

55 Beattie Place

Post Office Box 1089

Greenville, South Carolina 29602

(Address of principal executive offices)

(864) 239-1000

(Issuer's telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[ ]

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01

Entry into a Material Definitive Agreement.

Century Properties Growth Fund XXII (the “Registrant”) owns a 100% interest in Hampton Greens CPGF 22, L.P., a Delaware limited partnership (the “Partnership”).  The Partnership owns Hampton Greens Apartments (“Hampton Greens”), a 309-unit apartment complex located in Dallas, Texas. On December 8, 2006 (the “Effective Date”), the Partnership and three other partnerships (together the “Selling Partnerships”) that own four apartment complexes with an aggregate of 1,380 units entered into a Purchase and Sale Contract (the “Purchase Agreement”) with a third party, JRK Asset Management, Inc., a California corporation (the “Purchaser”), to sell the four apartment complexes (together the “Properties” and individually a “Property”) owned by the Selling Partnerships to the Purchaser for a total sales price of $48,700,000, of which $9,100,000 represents the portion of the sales price allocated to Hampton Greens. Each of the Selling Partnerships is affiliated with AIMCO Properties, L.P., an affiliate of the managing general partner of the Registrant.

The following is a summary of the terms and conditions of the Purchase Agreement, which summary is qualified in its entirety by reference to the Purchase Agreement, a copy of which is filed herewith as an exhibit.

PURCHASE PRICE.  The total purchase price is $48,700,000, of which $9,100,000 represents the portion of the purchase price allocated to Hampton Greens.  The purchase price is subject to certain prorations and adjustments at the closing.  The Purchaser delivered an initial refundable deposit of $500,000, of which approximately $93,000 represents the portion allocated to Hampton Greens.

FEASIBILITY PERIOD.  The feasibility period is from the Effective Date to and including December 15, 2006.  Upon termination of the feasibility period, the Purchaser is obligated to deliver an additional deposit of $1,000,000, of which approximately $188,000 represents the portion allocated to Hampton Greens. If the Purchaser fails to notify the Selling Partnerships in writing of its intent to terminate the contract prior to the end of the feasibility period, the initial deposit shall become non-refundable.

CLOSING.  The expected closing date of the transaction is December 28, 2006. The Selling Partnerships have the right to extend the closing until January 31, 2007.  If the Selling Partnerships elect to extend the closing date, the purchase price shall be reduced by $50,000, which will result in a reduction of approximately $9,000 to the portion of the purchase price allocated to Hampton Greens.

COSTS AND FEES.  With respect to Hampton Greens, the Purchaser will pay any transfer, mortgage assumption, sales, use, gross receipts or similar taxes, recording costs, any premiums or fees required to be paid with respect to the title policy and one-half of the customary closing costs of the escrow agent. The Partnership will pay the base premium for the title policy and one-half of the customary closing costs of the escrow agent.

REPRESENTATIONS AND WARRANTIES.  The Selling Partnerships and the Purchaser each made limited representations and warranties to the other.

RISK OF LOSS. During the period through and including the closing date, the Partnership bears the risk of loss or damage to Hampton Greens by reason of any insured or uninsured casualty events in an amount not exceeding $250,000.

ASSIGNMENT.  With the exception of an assignment to an affiliate of the Purchaser, the Purchase Agreement is not assignable by the Purchaser without first obtaining the prior written approval of the Selling Partnerships.

DEFAULTS AND REMEDIES.  If the Purchaser defaults in its obligations to deliver when required any required deposits, the purchase price or any other specified deliveries, then the Purchaser will forfeit all deposits to the Selling Partnerships, and neither the Purchaser nor the Selling Partnerships will be obligated to proceed with the purchase and sale of the Properties.  The Selling Partnerships expressly waive the remedies of specific performance and additional damages for any such defaults by the Purchaser.

If the Selling Partnerships, prior to the closing, default in their representations, warranties, covenants, or obligations then the Purchaser has the option of (i) seeking specific performance of each of the Selling Partnerships’ obligation to deliver the deed for such Selling Partnership’s Property pursuant to the Purchase Agreement or (ii) terminating the Purchase Agreement, receiving a return of its deposits, and recovering, as its sole recoverable damages its documented direct and actual out-of-pocket expenses and costs up to $50,000 per Property.

Item 9.01

Financial Statements and Exhibits

(d)

Exhibit

10.34

Purchase and Sale Contract between Hampton Greens CPGF 22, L.P., a    Delaware limited partnership, and the affiliated Selling Partnerships, and JRK Asset Management, Inc., a California corporation, dated December 8, 2006.*

10.35

First Amendment to Purchase and Sale Contract between Hampton Greens CPGF 22, L.P., a Delaware limited partnership, and the affiliated Selling Partnerships, and JRK Asset Management, Inc., a California corporation, dated December 11, 2006.

*Schedules and supplemental materials to the exhibit have been omitted but will be provided to the Securities and Exchange Commission upon request.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Century Properties Growth Fund XXII

(a California Limited Partnership)

By:

Fox Partners IV

General Partner

By:

Fox Capital Management Corporation

Managing General Partner

By:

/s/Martha L. Long

Martha L. Long

Senior Vice President

 Date:  December 14, 2006